Exhibit 99.1

Media contact:

Karla Olsen,

manager, corporate communications

Phone: 888.613.0003

FAX: 316.261.6769

karla.olsen@westarenergy.com

Investor contact:

Bruce Burns,

director, investor relations

Phone: 785.575.8227

bruce.burns@westarenergy.com

WESTAR ENERGY ANNOUNCES THIRD QUARTER 2006 RESULTS

TOPEKA, Kan., Nov. 3, 2006 — Westar Energy, Inc. (NYSE:WR) today announced earnings of $89.8 million, or $1.03 per share, for the third quarter 2006 compared with earnings of $84.2 million, or $0.97 per share, for the third quarter 2005. The increase in earnings for the quarter was due primarily to increased retail sales and corporate-owned life insurance proceeds and the benefit of a lower effective income tax rate.

For the nine months ended September 30, 2006, the company reported earnings of $151.5 million, or $1.73 per share, compared with earnings of $127.2 million, or $1.47 per share, for the same period in 2005. Increased sales and income from corporate-owned life insurance, and lower interest expense and income tax expense contributed to the increased earnings for the period. These more than offset increases in fuel and purchased power expense, operating and maintenance expense and depreciation and amortization expense.

Third Quarter Results

Westar Energy reported revenues of $515.9 million for the third quarter 2006 compared with $477.9 million for the same period in 2005. Retail sales for the third quarter 2006 increased $35.2 million or 9.9% compared with the same period of 2005 due primarily to higher industrial sales and the collection of revenues this year for higher fuel and purchased power costs.

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Wholesale sales decreased $6.6 million for the third quarter of 2006 compared with the same period in 2005 due primarily to reduced market-based wholesale sales resulting from efforts to conserve low-cost coal resources to meet the peak summer needs of our customers and lower average wholesale market prices. Energy marketing increased $5.7 million for the third quarter 2006 compared with the same period of 2005 due primarily to favorable mark-to-market contract valuations this year.

Fuel and purchased power expense for the third quarter of 2006 increased $37.0 million compared with the same period last year. In the prior period, fuel and purchased power expense was reduced due to the company having recorded a $45.8 million mark-to-market gain associated primarily with a favorable change in the value of a coal supply contract. Since implementing the retail energy cost adjustment (RECA), the company no longer records changes in the value of fuel supply contracts in current fuel expense. Operation and maintenance expense increased $7.3 million reflecting $2.9 million for amortization of deferred storm expense, $3.9 million for increased Southwest Power Pool transmission network expense and $1.8 million for increased property tax expense. Operating and maintenance expense in 2005 included a $3.5 million charge related to terminating the development of a plant operating system. Depreciation and amortization expense increased $7.6 million due primarily to the implementation of new depreciation rates.

Other income for the third quarter 2006 was $1.2 million compared with $0.5 million for the same period last year due primarily to increased corporate-owned life insurance, which more than offset reduced interest income. Interest expense for the third quarter 2006 was $25.8 million

Westar Energy announces third quarter 2006 results, page 3 of 7 compared with $26.9 million for the same period in 2005, reflecting the results of debt redemptions.

Income tax expense for the third quarter 2006 decreased $17.4 million compared with the same period last year due primarily to a decrease in the effective tax rate. The decrease in the effective tax rate is due primarily to the increase in non-taxable income from corporate-owned life insurance, a domestic manufacturer’s deduction and a reduction in tax reserves as a result of a favorable reassessment of potential tax liabilities.

Nine-month Results

Westar Energy reported revenues of $1.263 billion for the nine months ended September 30, 2006 compared with $1.189 billion for the same period of 2005. Retail revenues increased $81.5 million or 9.6% compared with the same period of 2005. This was due primarily to warmer weather this year, higher industrial sales and the company having collected revenues this year for higher fuel and purchased power costs. Wholesale sales decreased $29.1 million for the nine months ended September 30, 2006 compared with the same period in 2005 due primarily to reduced market-based wholesale sales resulting from efforts to conserve coal. Energy marketing increased $13.0 million for the nine months ended September 30, 2006 compared with the same period of 2005 due primarily to more favorable mark-to-market contract valuations this year.

Fuel and purchased power expense for the nine months ended September 30, 2006 increased $47.4 million compared with the same period in 2005. In the prior period, fuel and purchased power expense was reduced due to the company having recorded a $71.1 million mark-to-market gain associated primarily with a favorable change in the value of a coal supply contract. Operation and maintenance expense increased $21.3 million reflecting increased

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maintenance expense at the company’s generating stations, $7.8 million for amortization of deferred storm expense, $7.7 million for increased Southwest Power Pool transmission network expense and $5.8 million for increased property taxes. These increases were partially offset by a $5.4 million reduction in the lease expense for La Cygne Unit 2. Operating and maintenance expense in 2005 included a $3.5 million charge related to terminating the development of a plant operating system. Depreciation expense increased $20.6 million due primarily to the implementation of new depreciation rates. Selling, general and administrative expense decreased $5.5 million due primarily to reduced legal expenses related to matters having to do with former management and lower insurance costs. This decrease was partially offset by increased pension and medical expense.

Other income for the nine months ended September 30, 2006 was $12.4 million compared with $4.1 million for the same period in 2005. The change between periods is due primarily to increased income from corporate-owned life insurance. Interest expense for the nine months ended September 30, 2006 was $74.2 million compared with $84.5 million for the same period in 2005, reflecting the results of debt redemptions and lower interest rates due to refinancing activities.

Income tax expense for the nine months ended September 30, 2006 decreased $16.0 million compared with the same period last year due primarily to a decrease in the effective tax rate. The decrease in the effective tax rate is due primarily to the increase in non-taxable income from corporate-owned life insurance, utilization of capital loss carry forwards, a domestic manufacturer’s deduction and a reduction in tax reserves as a result of reassessment of potential tax liabilities.

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2006 Earnings Guidance

Based on year-to-date results, Westar Energy is updating and raising its 2006 full-year earnings guidance to $1.63 to $1.73 per share. Investors should note the company’s 2006 earnings include a number of positive elements that may not recur in the future. The company affirmed 2007 earnings guidance of $1.65 to $1.75 per share.

Additional Earnings Information and Conference Call

In conjunction with the earnings release, Westar Energy posted on its Web site more detailed financial information related to its third quarter results. The materials are available under Presentations in the Investor Relations section of the company Web site.

Westar Energy’s conference call with the investment community will be at 11 a.m. Eastern Daylight Time (10:00 a.m. Central) on Nov. 3, 2006. Jim Haines, chief executive officer, and Mark Ruelle, executive vice president and chief financial officer, will host the call. Investors, media and the public may listen to the conference call by dialing 866-203-3206, participant code 72253527. Listeners may access a live webcast of the conference call via the company’s Web site, www.WestarEnergy.com. A replay of the call will be available on the Web site. Members of the news media may direct follow-up questions to Karla Olsen.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 667,000 customers in the state. Westar Energy has more than 6,100 megawatts of electric generation capacity and operates and coordinates approximately 33,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Quarterly Report on Form 10-Q for the period ended September 30, 2006 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such

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statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

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Attachment 1

WESTAR ENERGY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,			Year to Date September 30,
	2006	2005	Change	2006	2005	Change
Sales	$515,947	$477,896	$38,051	$1,262,592	$1,189,201	$73,391

Fuel and purchased power	169,053	132,030	37,023	390,803	343,437	47,366
Operating and maintenance	115,024	107,719	7,305	344,095	322,767	21,328
Depreciation and amortization	50,452	42,821	7,631	148,240	127,682	20,558
Selling, general and administrative	41,832	42,071	(239)	119,174	124,723	(5,549)

Total Operating Expenses	376,361	324,641	51,720	1,002,312	918,609	83,703

Income from Operations	139,586	153,255	(13,669)	260,280	270,592	(10,312)

Other income	1,154	486	668	12,393	4,081	8,312
Interest expense	25,757	26,886	(1,129)	74,203	84,488	(10,285)
Income tax expense	24,949	42,380	(17,431)	46,233	62,218	(15,985)

Net Income	90,034	84,475	5,559	152,237	127,967	24,270

Preferred dividends	242	242	—	727	727	—

Earnings Available for Common Stock	$89,792	$84,233	$5,559	$151,510	$127,240	$24,270

Basic Earnings Per Share	$1.03	$0.97	$0.06	$1.73	$1.47	$0.26

Average equivalent common shares outstanding	87,578	86,950		87,441	86,784